Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-221329) pertaining to the RBC Bearings Incorporated 2017 Long-Term Equity Incentive Plan,

(2)	Registration Statement (Form S-8 No. 333-265490) pertaining to the RBC Bearings Incorporated 2021 Long-Term Equity Incentive Plan;

of our reports dated May 15, 2026, with respect to the consolidated financial statements of RBC Bearings Incorporated and the effectiveness of internal control over financial reporting of RBC Bearings Incorporated included in this Annual Report (Form 10-K) of RBC Bearings Incorporated for the year ended March 28, 2026.

/s/ Ernst & Young LLP

Hartford, Connecticut

May 15, 2026